Exhibit 23.5



                         CONSENT OF INDEPENDENT AUDITORS



     We consent to the incorporation in the Registration Statement (Form S-4) of The Interpublic Group of Companies, Inc. for the registration of shares of its common stock of our report dated March 13, 1998, with respect to the consolidated financial statements of Hill, Holliday, Connors, Cosmopulos, Inc. for the twelve month period ended December 31, 1997, which statements are included in the consolidated financial statements of IPG for the year ended December 31, 1997 incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                              ERNST & YOUNG LLP



April 12, 2000
Boston, Massachusetts